Exhibit 10.60

Senior Management Corporate Incentive Plan

Purpose:

The purpose of the Koppers Senior Management Corporate Incentive Plan is three fold:

•	To attract, motivate and retain key members of our management team.

•	To stimulate these employees to use their innate creativity and entrepreneurial thinking in carrying out the responsibilities of their present assignments.

•

To enhance the business growth and profitability of Koppers Inc. and its subsidiaries (the “Company”) by providing those charged with leadership roles with an opportunity for additional compensation based upon their contributions to the achievement of the business goals of the Company.

•	For purposes of this plan, Plan Year shall mean a calendar year during which the Plan is in effect.

Incentive Plan Goals:

•	To align our management team’s goals with those of our shareholders.

•	To foster a spirit of teamwork and mutual supportiveness among key management members by emphasizing the importance of division performance and individual contributions made to the Company as a whole.

•	To reinforce the principle of continual improvement and tie management compensation to continual improvement of company profitability and the creation of shareholder value.

•

To encourage a sustained high level of personal performance among all Plan participants and to provide additional motivation for them to remain with the Company on a long-term basis as key members of our management team.

Incentive Plan Threshold Events:

•	Any payments under this incentive plan will be subject to the Company’s compliance with its debt covenants, including interest obligations and scheduled repayment of debt.

•	The participant’s job performance during the period in question must meet acceptable standards and be in accordance with Company policy.

•

Notwithstanding anything in this incentive plan to the contrary, the decision to make any payments under this incentive plan and the amount of such payments will be subject to the discretion of the Chief Executive Officer (the “CEO”), Management Development & Compensation Committee (the “Committee”) and/or Board of Directors (the “Board”) of the Company.

•

Unless otherwise approved by the Committee or the Board, gains and losses arising from non-recurring and non-operating transactions (such as, but not limited to, restructuring charges/reversals, impact of lawsuit outcomes, unbudgeted sales/divestitures and changes in accounting rules) will be excluded from calculations of EPS and Value Creation under this Plan.

Incentive Funding:

The following measures will be rewarded under the Plan:

•	EPS (60% weighting): Basic earnings per share calculated according to generally accepted accounting principles, subject to any adjustments approved by the Committee or the Board.

•

Value Creation (40% weighting): Calculated as EBIT minus (a capital charge of 15% times the amount of capital committed to the respective unit or corporation) subject to any adjustments approved by the Committee or the Board.

•	Calculated at the total corporate level

For each measure identified above, a threshold, target and maximum will be established for each Plan Year. Achievement of the threshold performance will result in the threshold payout being contributed to the incentive pool (awards for performance between the threshold and the target are determined by interpolation). Achievement of the target performance will result in the target payout being contributed to the incentive pool. Achievement of the maximum performance will result the maximum payout being contributed to the incentive pool (awards for performance between target and maximum are determined by interpolation).

A matrix will be distributed to participants in the incentive plan at the beginning of each Plan Year, which matrix will list the applicable threshold, target and maximum performance and payout amounts.

Payout Procedure:

Any incentive payments will be paid in cash within 2.5 months after the end of the Plan Year after all of the following:

•	The CEO has had sufficient opportunity to review the performance of the participant during the Plan Year.

•	The CEO has recommended allocations from the incentive pool to incentive plan participants.

•	The Committee has received, reviewed and approved the audited incentive payment proposals.

Administrative Notes:

•

If a Plan participant voluntarily terminates his/her employment during the Plan Year or if the Participant is terminated for cause before the payment occurs, no payment shall be made under the terms of this plan.

•

If a Plan participant voluntarily terminates his/her employment after the Plan Year but before the payment occurs, payment of the participant’s incentive award will be subject to the sole discretion of the CEO (as approved by the Committee and the Board).

•

If a Plan participant’s employment is terminated involuntarily without cause during the Plan Year, payment of a pro-rata share of the incentive award to which he/she would otherwise have been entitled at year-end will be subject to the sole discretion of the CEO (as approved by the Committee and the Board).

•

If a Plan participant retires during the Plan Year, payment of a pro-rata share of the incentive award to which he/she would otherwise have been entitled at year-end will be subject to the discretion of the CEO (as approved by the Committee and the Board).

•

If a Plan participant dies during the Plan Year, a pro-rata share of the incentive award to which he/she would otherwise have been entitled at year-end will be paid to the Plan participant’s named beneficiary early in the following year.

3